Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces First Quarter Earnings and Response to COVID-19 Pandemic

First Quarter 2020 Highlights

•	Net income of $11.2 million, or $0.70 per diluted share
•	Adjusted net income (non-GAAP) of $12.4 million, or $0.77 per diluted share
•	NIM increased by 4bps and NIM (TEY)(non-GAAP) increased by 5bps to 3.40% and 3.56%, respectively
•	Noninterest income of $15.2 million
•	Annualized loan and lease growth of 1.6% for the quarter
•	Annualized deposit growth of 26.5% for the quarter
•	Provision expense of $8.4 million for the quarter, increasing ALLL by 16bps to 1.14%
•	Elected to defer CECL implementation as allowed by the March 27, 2020 CARES Act

COVID-19 Pandemic Response Update

•	The Company has fully implemented its Business Continuity Plan
•	All charters are providing routine banking services through online banking, drive-up windows and limited lobby access
•	We are actively responding to client needs, including offering a Loan Relief Program (“LRP”) to impacted clients:
o	As of April 24, 2020, 1,935 clients have been added to the LRP with loans totaling $439 million
•	Enrolling clients (including new clients) in the SBA Paycheck Protection Program (“PPP”):
o	As of April 24, 2020, we have received approvals from the SBA for 1,300 PPP loans totaling $333 million
•	We remain fully staffed and have implemented a number of actions to support our employees, including:
o	Alternative work practices such as working in shifts, social distancing in our facilities, adding remote work options for approximately half of our workforce, and online meeting platforms
o	Discontinued business travel and large events

Moline, IL, April 28, 2020 -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced net income of $11.2 million and diluted earnings per share (“EPS”) of $0.70 for the first quarter of 2020, compared to net income of $15.9 million and diluted EPS of $0.99 for the fourth quarter of 2019. Provision expense increased $7.4 million in the first quarter of 2020, compared to the fourth quarter of 2019, as a result of increased qualitative factors in response to deteriorating economic conditions as a result of the COVID-19 pandemic. The first quarter results included $517 thousand of disposition costs due to the sale of Rockford Bank and Trust (“RB&T”) and a $500 thousand goodwill impairment charge related to the pending sale of the Bates Companies (“Bates”). The fourth quarter of 2019 results included a $12.3 million gain on sale and $3.3 million of disposition costs due to the sale of RB&T. Additionally in the fourth quarter of 2019, there was a $3.0 million goodwill impairment charge related to Bates as a result of the decision to exit the Rockford market. The first quarter results also included $151 thousand of post-acquisition compensation, transition and integration costs, compared to $1.9 million of similar costs in the fourth quarter of 2019.

Excluding these expenses and some modest cost for early debt extinguishment, the Company reported adjusted net income (non-GAAP) of $12.4 million and adjusted diluted EPS (non-GAAP) of $0.77 for the first quarter of 2020, compared to adjusted net income (non-GAAP) of $15.4 million and adjusted diluted EPS (non-GAAP) of $0.96 for the fourth quarter of 2019. For the first quarter of 2019, net income and diluted EPS were $12.9 million and $0.81, respectively, and adjusted net income (non-GAAP) and adjusted diluted EPS (non-GAAP) were $13.0 million and $0.82, respectively.

	For the Quarter Ended
	March 31,	December 31,	March 31,
$ in millions (except per share data)	2020	2019	2019
Net Income	$11.2	$15.9	$12.9
Diluted EPS	$0.70	$0.99	$0.81
Adjusted Net Income (non-GAAP)	$12.4	$15.4	$13.0
Adjusted Diluted EPS (non-GAAP)	$0.77	$0.96	$0.82
Pre-Provision/Pre-Tax Adjusted Income (non-GAAP)	$22.8	$20.4	$16.6
See GAAP to non-GAAP reconciliations

“As a country, we are in the midst of an unprecedented challenge with the onset of the COVID-19 pandemic, and it remains difficult to predict the ultimate impact on our clients because the depth and duration of this pandemic are still unknown,” said Larry J. Helling, Chief Executive Officer. “However, each of our banks is well-capitalized, and is dedicated to serving our clients for as long as this crisis lasts. We believe our philosophy of putting clients first, combined with local decision-making, is the best way to serve our customers during these uncertain times. We have seasoned credit teams at all charters that have experience dealing with significant economic downturns, and all of our employees are dedicated to helping our clients weather this storm.”

“We have rolled out our Loan Relief Program that allows impacted clients to defer payments and preserve cash and liquidity,” Helling continued. “Additionally, our lending teams are actively enrolling many existing and new small-business clients in the SBA Paycheck Protection Program, which was intended to provide much needed capital and liquidity to many of our commercial and non-profit clients. As of April 24th, our banks received approvals from the SBA to fund 1,300 loans totaling $333 million. These approvals were accomplished in a very short amount of time thanks to an extraordinary effort by our staff. We are confident that we will grow our client base as a result of these efforts.”

“Though the public health crisis did impact our results in the form of lower loan growth and an increased provision for loan losses, our overall credit quality remained strong and our Company was solidly profitable through the first quarter,” Helling added. “I am proud of our first-quarter financial performance and our healthy underlying fundamentals. We remain steadfast in our focus on expanding our presence in the communities we serve across all our charters and providing best in class service through operational excellence, and we believe that we are well positioned to deal with the challenges in front of us.”

Annualized Loan and Lease Growth of 1.6% for the Quarter

During the first quarter of 2020, the Company’s total loans and leases increased slightly by $14.5 million to a total of $3.7 billion. Loan and lease growth was adversely impacted by reduced economic activity across all markets as a result of the voluntary or mandatory closures of public venues, businesses, schools and government offices due to the COVID-19 pandemic. In addition, the Company received a number of sizable loan paydowns in the beginning of the quarter, further impacting quarter-end loan balances. Core deposits (excluding brokered deposits) increased $132.6 million, or 3.5% on a linked quarter basis. At quarter-end, the percentage of wholesale funds to total assets was 10.1%, which was up from 8.8% in the fourth quarter of 2019 as the Company accessed some short-term wholesale funding out of an abundance of caution. At quarter-end, the percentage of gross loans and leases to total assets was 71%, which was down from 75% in the fourth quarter.

“The slowdown in economic activity caused by the COVID-19 pandemic impacted our loan growth for the quarter,” added Mr. Helling. “Loan production slowed significantly in March and that trend has continued into the second quarter. We also experienced several large payoffs during the quarter, which impacted our loan growth as well. Due to the inherent difficulty in predicting the duration of the pandemic, we are withdrawing our previously announced targeted range for full-year organic loan growth.”

Net Interest Income of $37.7 million; Adjusted NIM up 7 basis points

Linked-quarter comparisons of net interest income are impacted by the sale of RB&T on November 30, 2019 and varying levels of acquisition-related net accretion. While the sale of RB&T reduced average earning assets by 5.3% on a linked-quarter basis, net interest income, excluding RB&T and acquisition-related accretion (non-GAAP), was nearly static due to a significant increase in net interest margin (“NIM”) in the first quarter of 2020.

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net Interest Income - Reported	$37.7	$39.9	$36.9
Net Interest Income - RB&T	$-	$(1.8)	$(3.4)
Acquisition-related Net Accretion	$(0.6)	$(0.9)	$(1.1)
Net Interest Income Ex-RB&T / Ex-Accretion	$37.1	$37.2	$32.4

In the first quarter, reported NIM was 3.40% and, on a tax-equivalent yield basis (non-GAAP), NIM was 3.56%, an increase of 4 basis points and 5 basis points from the fourth quarter of 2019, respectively. Adjusted NIM (non-GAAP), excluding acquisition-related net accretion was 3.50%, up 7 basis points from the fourth quarter. The increase in Adjusted NIM (non-GAAP) during the quarter was due to an 11 basis point decline in the total cost of interest-bearing funds (due to both mix and rate), partially offset by a 3 basis point decrease in the yield on earning assets.

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
NIM	3.40%	3.36%	3.25%
NIM (TEY)(non-GAAP)	3.56%	3.51%	3.40%
Adjusted NIM (TEY)(non-GAAP)	3.50%	3.43%	3.31%
See GAAP to non-GAAP reconciliations

“We expanded our adjusted net interest margin again during the first quarter as we continued to drive down our deposit costs while successfully increasing core deposits during the quarter. Our average loan yields also declined during the quarter, but at a slower pace than the decrease in our funding costs, expanding our margin,” stated Todd A. Gipple, President, Chief Operating Officer and Chief Financial Officer.

Noninterest Income of $15.2 million

Noninterest income for the first quarter of 2020 totaled $15.2 million, compared to $29.8 million for the fourth quarter of 2019. The fourth quarter of 2019 results included a $12.3 million gain on the sale of RB&T. Excluding this gain, noninterest income totaled $17.5 million in the fourth quarter of 2019. The first quarter decline in noninterest income was mostly due to the sale of RB&T late in the fourth quarter of 2019. Wealth management revenue was $4.0 million for the quarter, consistent with the fourth quarter of 2019. Noninterest income increased 26.7% when compared to the first quarter of 2019.

“Our noninterest income was down modestly in the first quarter, however, we did experience another strong quarter of swap fee income, which came in at $6.8 million for the quarter, at the high end of our guidance range. Given the uncertainty surrounding the pandemic, we are withdrawing our previously announced targeted range for full-year swap fee income and gain on sale of guaranteed portions of loans,” added Mr. Gipple.

Noninterest Expenses of $31.4 million

Noninterest expense for the first quarter of 2020 totaled $31.4 million, compared to $46.3 million and $32.4 million for the fourth and first quarters of 2019, respectively. The linked quarter decrease was due to a number of factors, including a $5.7 million decline in salaries and employee benefits due to the sale of RB&T as well as reduced bonus and incentive compensation, a $2.8 million decline in disposition costs and a $2.5 million lower goodwill impairment charge. In addition, post-acquisition transition and integration costs decreased by $1.7 million due to the completion of the core conversion of Springfield First Community Bank in the fourth quarter of 2019.

Asset Quality Remains Solid

Nonperforming assets (“NPAs”) totaled $16.9 million, an increase of $3.9 million from the fourth quarter of 2019. The increase was primarily due to one lending relationship. The ratio of NPAs to total assets increased to 0.32% at March 31, 2020, compared to 0.27% at December 31, 2019 and down from 0.52% at March 31, 2019.

The Company’s provision for loan and lease losses totaled $8.4 million for the first quarter of 2020, up from $1.0 million in the prior quarter and $2.1 million in the first quarter of 2019. The linked quarter increase in the provision for loan and lease losses was primarily due to increased qualitative factors in response to deteriorating economic conditions. As of March 31, 2020, the Company’s allowance to total loans and leases was 1.14%, which was up from 0.98% at December 31, 2019 and from 1.08% at March 31, 2019.

In accordance with GAAP for acquisition accounting, loans acquired through past acquisitions were recorded at market value; therefore, there was no allowance associated with the acquired loans at the acquisition date. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount ($6.3 million at March 31, 2020).

Strong Capital Levels

As of March 31, 2020, the Company’s total risk-based capital ratio was 13.33%, the common equity tier 1 ratio was 10.14%, and the tangible common equity to tangible assets ratio was 8.76%. By comparison, these respective ratios were 13.33%, 10.18% and 9.25% as of December 31, 2019. The slight decline in these ratios was the result of asset growth associated with holding higher liquidity and cash balances along with the Company’s previously announced share repurchase program and changes in interest rate swap market valuations.

Share Repurchase Program

On February 18, 2020, the Company’s Board of Directors authorized a share repurchase program, permitting the repurchase of up to 800,000 shares of the Company’s outstanding common stock, or approximately 5% of the outstanding shares as of December 31, 2019.

During the first quarter, the Company repurchased approximately 101,000 shares of common stock at an average price of $37.45 per share. The Company ceased the repurchase of shares on March 16, 2020 as the COVID-19 pandemic began to impact our country.

Focus on Three Key Long-Term Initiatives

As part of the Company’s ongoing efforts to grow earnings and drive attractive long-term returns for shareholders, it has developed three key strategic long-term initiatives:

•	Organic loan and lease growth of 9% per year, funded by core deposits;
•	Grow fee-based income by at least 6% per year; and
•	Limit our annual operating expense growth to 5% per year.

It should be noted that these initiatives are long-term targets. Due to the impact of the COVID-19 pandemic, the Company may not be able to achieve these goals for the full year 2020.

Supplemental Presentation and Where to Find It

In addition to this press release, the Company has included a supplemental presentation that provides further information regarding the Company’s loan exposures. Investors, analysts and other interested persons may find this presentation on the SEC’s EDGAR filing system at www.sec.gov/edgar.shtml, or on the Company’s website at www.qcrh.com

Conference Call Details

The Company will host an earnings call/webcast tomorrow, April 29, 2020, at 10:00 a.m. Central Time. Dial-in information for the call is toll free: 888-346-9286 (international 412-317-5253). Participants should request to join the QCR Holdings, Inc. call. The event will be available for replay through May 13, 2020. The replay access information is 877-344-7529 (international 412-317-0088); access code 10142295. A webcast of the teleconference can be accessed at the Company’s News and Events page at www.qcrh.com. An archived version of the webcast will be available at the same location shortly after the live event has ended.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of March 31, 2020, the Company had approximately $5.2 billion in assets, $3.7 billion in loans and $4.2 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of the 2020 presidential election and the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, widespread disease or pandemics (including the COVID-19 epidemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events; (iii) changes in accounting policies and practices (including the new current expected credit loss (CECL) impairment standards, that will change how the Company estimates credit losses); (iv) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of LIBOR phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (ix) the loss of key executives or employees; (x) changes in consumer spending; and (xi) unexpected outcomes of existing or new litigation involving the Company. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Kim K. Garrett

Vice President

Corporate Communications

Investor Relations Manager

(319) 743-7006

kgarret@qcrh.com

QCR Holdings, Inc.

Consolidated Financial Highlights

(Unaudited)

						Held for Sale	Held for Sale	Held for Sale
	As of					As of	As of	As of
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,	December 31,	September 30,
	2020	2019	2019	2019	2019	2020	2019	2019
		(dollars in thousands)
CONDENSED BALANCE SHEET
Cash and due from banks	$169,827	$76,254	$91,671	$87,919	$76,527	$-	$-	$11,031
Federal funds sold and interest-bearing deposits	206,708	157,691	197,263	205,497	216,032	-	-	2,415
Securities	684,571	611,341	555,409	643,803	655,749	-	-	66,009
Net loans/leases	3,662,435	3,654,204	3,574,154	3,869,415	3,758,268	-	-	362,011
Intangibles	14,421	14,970	15,529	16,089	16,918	-	-	-
Goodwill	74,248	74,748	77,748	77,748	77,872	-	-	-
Derivatives	195,973	87,827	104,388	65,922	36,375	-	-	-
Other assets	213,134	220,049	210,673	228,459	228,921	10,758	11,966	24,081
Assets held for sale	10,758	11,966	465,547	-	-	-	-	-
Total assets	$5,232,075	$4,909,050	$5,292,382	$5,194,852	$5,066,662	$10,758	$11,966	$465,547
Total deposits	$4,170,478	$3,911,051	$3,802,241	$4,322,510	$4,194,220	$-	$-	$451,546
Total borrowings	244,399	278,955	320,457	230,953	282,994	-	-	16,157
Derivatives	203,744	88,436	109,242	69,556	38,229	-	-	-
Other liabilities	71,185	90,254	70,169	67,533	62,812	3,130	5,003	2,827
Liabilities held for sale	3,130	5,003	470,530	-	-	-	-	-
Total stockholders' equity	539,139	535,351	519,743	504,300	488,407	-	-	-
Total liabilities and stockholders' equity	$5,232,075	$4,909,050	$5,292,382	$5,194,852	$5,066,662	$3,130	$5,003	$470,530
ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix:
Commercial and industrial loans	$1,484,979	$1,507,825	$1,469,978	$1,548,657	$1,479,247
Commercial real estate loans	1,783,086	1,736,396	1,687,922	1,837,473	1,790,845
Direct financing leases	83,324	87,869	92,307	101,180	108,543
Residential real estate loans	237,742	239,904	245,667	293,479	288,502
Installment and other consumer loans	106,728	109,352	106,540	120,947	123,087
Deferred loan/lease origination costs, net of fees	8,809	8,859	7,856	8,783	9,208
Total loans/leases	$3,704,668	$3,690,205	$3,610,270	$3,910,519	$3,799,432
Less allowance for estimated losses on loans/leases	42,233	36,001	36,116	41,104	41,164
Net loans/leases	$3,662,435	$3,654,204	$3,574,154	$3,869,415	$3,758,268
ANALYSIS OF SECURITIES PORTFOLIO
Securities mix:
U.S. government sponsored agency securities	$19,457	$20,078	$21,268	$35,762	$35,843
Municipal securities	493,664	447,853	391,329	440,853	450,376
Residential mortgage-backed and related securities	122,853	120,587	123,880	159,228	161,692
Asset backed securities	28,499	16,887	10,957	-	0
Other securities	20,098	5,936	7,975	7,960	7,838
Total securities	$684,571	$611,341	$555,409	$643,803	$655,749
ANALYSIS OF DEPOSITS
Deposit mix:
Noninterest-bearing demand deposits	$829,782	$777,224	$782,232	$795,951	$821,599
Interest-bearing demand deposits	2,440,907	2,407,502	2,245,557	2,505,956	2,334,474
Time deposits	617,979	571,343	536,352	733,135	719,286
Brokered deposits	281,810	154,982	238,100	287,468	318,861
Total deposits	$4,170,478	$3,911,051	$3,802,241	$4,322,510	$4,194,220
ANALYSIS OF BORROWINGS
Borrowings mix:
Term FHLB advances	$55,000	$50,000	$60,000	$46,433	$66,380
Overnight FHLB advances (1)	40,000	109,300	135,800	59,300	59,800
Wholesale structured repurchase agreements	-	-	-	-	35,000
Customer repurchase agreements	2,377	2,193	2,421	2,181	3,056
Federal funds purchased	10,690	11,230	16,105	17,010	12,830
FRB borrowings	30,000	-	-	-	-
Subordinated notes	68,455	68,394	68,334	68,274	68,215
Junior subordinated debentures	37,877	37,838	37,797	37,755	37,713
Total borrowings	$244,399	$278,955	$320,457	$230,953	$282,994

(1) At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 0.36%.

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
		(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$48,982	$52,977	$56,817	$54,181	$52,102
Interest expense	11,284	13,058	16,098	16,168	15,194
Net interest income	37,698	39,919	40,719	38,013	36,908
Provision for loan/lease losses	8,367	979	2,012	1,941	2,134
Net interest income after provision for loan/lease losses	$29,331	$38,940	$38,707	$36,072	$34,774
Trust department fees	$2,312	$2,365	$2,340	$2,361	$2,493
Investment advisory and management fees	1,727	1,589	1,782	1,888	1,736
Deposit service fees	1,477	1,787	1,813	1,658	1,554
Gain on sales of residential real estate loans	652	823	890	489	369
Gain on sales of government guaranteed portions of loans	-	159	519	39	31
Swap fee income	6,804	7,409	9,797	7,891	3,198
Securities gains (losses), net	-	26	(3)	(52)	-
Earnings on bank-owned life insurance	329	533	489	412	540
Debit card fees	758	766	886	914	792
Correspondent banking fees	215	194	189	172	216
Gain on sale of assets and liabilities of subsidiary	-	12,286	-	-	-
Other	922	1,868	1,204	1,293	1,064
Total noninterest income	$15,196	$29,805	$19,906	$17,065	$11,993
Salaries and employee benefits	$18,519	$24,220	$24,215	$22,749	$20,879
Occupancy and equipment expense	4,032	4,019	3,860	3,533	3,694
Professional and data processing fees	3,369	3,570	4,030	3,031	2,750
Post-acquisition compensation, transition and integration costs	151	1,855	884	708	134
Disposition costs	517	3,325	-	-	-
FDIC insurance, other insurance and regulatory fees	683	523	542	926	964
Loan/lease expense	228	349	221	312	214
Net cost of (income from) and gains/losses on operations of other real estate	13	232	2,078	1,182	298
Advertising and marketing	682	1,670	1,056	1,037	785
Bank service charges	504	516	502	508	483
Losses on debt extinguishment, net	147	288	148	-	-
Correspondent banking expense	216	216	209	206	204
Intangibles amortization	549	560	560	615	532
Goodwill impairment	500	3,000	-	-	-
Other	1,305	1,951	1,640	1,753	1,498
Total noninterest expense	$31,415	$46,294	$39,945	$36,560	$32,435
Net income before income taxes	$13,112	$22,451	$18,668	$16,577	$14,332
Federal and state income tax expense	1,884	6,560	3,573	3,073	1,414
Net income	$11,228	$15,891	$15,095	$13,504	$12,918
Basic EPS	$0.71	$1.01	$0.96	$0.86	$0.82
Diluted EPS	$0.70	$0.99	$0.94	$0.85	$0.81
Weighted average common shares outstanding	15,796,796	15,772,703	15,739,430	15,714,588	15,693,345
Weighted average common and common equivalent shares outstanding	16,011,456	16,033,043	15,976,742	15,938,377	15,922,940

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(dollars in thousands, except per share data)
COMMON SHARE DATA
Common shares outstanding	15,773,736	15,828,098	15,790,462	15,772,939	15,755,442
Book value per common share (1)	$34.18	$33.82	$32.91	$31.97	$31.00
Tangible book value per common share (2)	$28.56	$28.15	$27.01	$26.02	$24.98
Closing stock price	$27.07	$43.86	$37.98	$34.87	$33.92
Market capitalization	$426,995	$694,220	$599,722	$550,002	$534,425
Market price / book value	79.20%	129.69%	115.40%	109.06%	109.42%
Market price / tangible book value	94.79%	155.76%	140.61%	134.00%	135.77%
Earnings per common share (basic) LTM (3)	$3.54	$3.65	$3.49	$3.10	$2.99
Price earnings ratio LTM (3)	7.65 x	12.02 x	10.88 x	11.25 x	11.34 x
TCE / TA (4)	8.76%	9.25%	8.20%	8.05%	7.92%

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Beginning balance	$535,351	$519,743	$504,300	$488,407	$473,138
Net income	11,228	15,891	15,095	13,504	12,918
Other comprehensive income (loss), net of tax	(3,691)	(683)	543	2,243	2,343
Common stock cash dividends declared	(942)	(947)	(944)	(942)	(942)
Proceeds from issuance of 9,400 shares of common stock as a result of the performance based targets met for Bates Companies	-	399	-	-	-
Repurchase and cancellation of 100,932 shares of common stock as a result of a share repurchase program	(3,780)
Other (5)	973	948	749	1,088	950
Ending balance	$539,139	$535,351	$519,743	$504,300	$488,407

REGULATORY CAPITAL RATIOS (6):
Total risk-based capital ratio	13.33%	13.33%	12.22%	12.04%	12.26%
Tier 1 risk-based capital ratio	10.98%	11.04%	9.94%	9.76%	9.87%
Tier 1 leverage capital ratio	10.19%	9.53%	9.02%	8.96%	8.90%
Common equity tier 1 ratio	10.14%	10.18%	9.12%	8.93%	9.02%

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	0.91%	1.23%	1.16%	1.06%	1.04%
Return on average total equity (annualized)	8.23%	11.93%	11.70%	10.84%	10.71%
Net interest margin	3.40%	3.36%	3.37%	3.25%	3.25%
Net interest margin (TEY) (Non-GAAP)(7)	3.56%	3.51%	3.52%	3.40%	3.40%
Efficiency ratio (Non-GAAP) (8)	59.39%	66.40%	65.89%	66.38%	66.33%
Gross loans and leases / total assets (10)	70.95%	75.36%	74.80%	75.28%	74.99%
Gross loans and leases / total deposits (10)	88.83%	94.35%	94.95%	90.47%	90.59%
Effective tax rate	14.37%	29.22%	19.14%	18.54%	9.87%
Full-time equivalent employees (9)	703	697	766	773	771

AVERAGE BALANCES
Assets	$4,948,311	$5,147,754	$5,217,763	$5,077,900	$4,968,502
Loans/leases	3,686,410	3,868,435	3,962,464	3,839,674	3,759,615
Deposits	3,954,707	4,227,572	4,302,995	4,271,391	4,110,868
Total stockholders' equity	545,678	532,756	516,195	498,263	482,423

(1)	Includes accumulated other comprehensive income (loss).
(2)	Includes accumulated other comprehensive income (loss) and excludes intangible assets.
(3)	LTM : Last twelve months.
(4)	TCE / TCA : tangible common equity / total tangible assets. See GAAP to non-GAAP reconciliations.
(5)	Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.
(6)	Ratios for the current quarter are subject to change upon final calculation for regulatory filings due after earnings release.
(7)	TEY : Tax equivalent yield. See GAAP to Non-GAAP reconciliations.
(8)	See GAAP to Non-GAAP reconciliations.
(9)	Decrease due to sale of subsidiary Rockford Bank & Trust.
(10)	Excludes assets held for sale as of September 30, 2019, Deccember 31, 2019 and March 31, 2020.

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN (4)

	For the Quarter Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
Fed funds sold	$5,324	$18	1.36%	$2,933	$12	1.62%	$15,736	$93	2.40%
Interest-bearing deposits at financial institutions	128,612	361	1.13%	208,040	868	1.66%	155,463	923	2.41%
Securities (1)	619,307	6,080	3.95%	610,676	5,913	3.84%	660,454	6,096	3.74%
Restricted investment securities	21,365	258	4.86%	21,226	283	5.29%	21,285	307	5.85%
Loans (1)	3,686,410	44,056	4.81%	3,868,435	47,684	4.89%	3,759,615	46,477	5.01%
Total earning assets (1)	$4,461,018	$50,773	4.58%	$4,711,310	$54,760	4.61%	$4,612,553	$53,896	4.74%

Interest-bearing deposits	$2,379,635	$5,328	0.90%	$2,520,696	$6,547	1.03%	$2,288,109	$7,174	1.27%
Time deposits	785,135	3,879	1.99%	865,392	4,631	2.12%	1,012,459	5,305	2.12%
Short-term borrowings	19,315	64	1.33%	19,491	87	1.77%	14,377	71	2.00%
Federal Home Loan Bank advances	111,407	449	1.62%	87,527	210	0.95%	147,355	903	2.49%
Other borrowings	-	-	0.00%	-	-	0.00%	43,701	605	5.61%
Subordinated debentures	68,418	994	5.84%	68,356	1,004	5.83%	38,637	564	5.92%
Junior subordinated debentures	37,853	571	6.07%	37,813	579	6.07%	37,686	572	6.16%
Total interest-bearing liabilities	$3,401,763	$11,285	1.33%	$3,599,275	$13,058	1.44%	$3,582,324	$15,194	1.72%

Net interest income / spread (1)		$39,488	3.24%		$41,702	3.17%		$38,702	3.02%
Net interest margin (2)			3.40%			3.36%			3.25%
Net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.56%			3.51%			3.40%
Adjusted net interest margin (TEY) (Non-GAAP) (1) (2) (3)			3.50%			3.43%			3.31%

(1)	Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.
(2)	See "Select Financial Data - Subsidiaries" for a breakdown of amortization/accretion included in net interest margin for each period presented.
(3)	TEY : Tax equivalent yield. See GAAP to Non-GAAP reconciliations.

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
	(dollars in thousands, except per share data)

ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$36,001	$36,116	$41,104	$41,164	$39,847
Reclassification of allowance related to held for sale loans	-	-	(6,122)	-	-
Provision charged to expense (2)	8,367	979	1,584	1,941	2,134
Loans/leases charged off	(2,335)	(1,182)	(741)	(2,152)	(1,059)
Recoveries on loans/leases previously charged off	200	88	291	151	242
Ending balance	$42,233	$36,001	$36,116	$41,104	$41,164

NONPERFORMING ASSETS
Nonaccrual loans/leases	$11,628	$7,902	$8,231	$13,148	$13,406
Accruing loans/leases past due 90 days or more	1,419	33	-	58	61
Troubled debt restructures - accruing	545	979	763	1,313	3,794
Total nonperforming loans/leases	13,592	8,914	8,994	14,519	17,261
Other real estate owned	3,298	4,129	4,248	8,637	9,110
Other repossessed assets	45	41	-	-	-
Total nonperforming assets	$16,935	$13,084	$13,242	$23,156	$26,371

ASSET QUALITY RATIOS
Nonperforming assets / total assets (3)	0.32%	0.27%	0.27%	0.45%	0.52%
Allowance / total loans/leases (1)	1.14%	0.98%	1.00%	1.05%	1.08%
Allowance / nonperforming loans/leases (1)	310.72%	403.87%	401.56%	283.10%	238.48%
Net charge-offs as a % of average loans/leases	0.06%	0.03%	0.01%	0.05%	0.02%

(1) Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminates the allowance and impacts these ratios.
(2) Excludes provision related to loans included in assets held for sale of $428 thousand for the quarter ending September 30, 2019.
(3) Excludes assets held for sale.

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
SELECT FINANCIAL DATA - SUBSIDIARIES	2020	2019	2019
	(dollars in thousands)

TOTAL ASSETS
Quad City Bank and Trust (1)	$1,914,785	$1,682,477	$1,660,374
m2 Lease Funds, LLC	237,198	239,794	231,470
Cedar Rapids Bank and Trust	1,719,773	1,572,324	1,446,637
Community State Bank - Ankeny	863,903	853,834	785,076
Springfield First Community Bank	708,736	748,753	638,542

TOTAL DEPOSITS
Quad City Bank and Trust (1)	$1,678,889	$1,458,587	$1,453,810
Cedar Rapids Bank and Trust	1,247,989	1,248,598	1,228,232
Community State Bank - Ankeny	743,645	735,089	673,231
Springfield First Community Bank	524,420	531,498	445,113

TOTAL LOANS & LEASES
Quad City Bank and Trust (1)	$1,338,915	$1,329,667	$1,238,684
m2 Lease Funds, LLC	235,144	236,735	228,356
Cedar Rapids Bank and Trust	1,159,453	1,174,963	1,076,166
Community State Bank - Ankeny	634,253	639,270	588,021
Springfield First Community Bank	572,046	546,306	491,985

TOTAL LOANS & LEASES / TOTAL DEPOSITS
Quad City Bank and Trust (1)	80%	91%	85%
Cedar Rapids Bank and Trust	93%	94%	88%
Community State Bank - Ankeny	85%	87%	87%
Springfield First Community Bank	109%	103%	111%

TOTAL LOANS & LEASES / TOTAL ASSETS
Quad City Bank and Trust (1)	70%	79%	75%
Cedar Rapids Bank and Trust	67%	75%	74%
Community State Bank - Ankeny	73%	75%	75%
Springfield First Community Bank	81%	73%	77%

ALLOWANCE AS A PERCENTAGE OF LOANS/LEASES
Quad City Bank and Trust (1)	1.17%	1.03%	1.09%
m2 Lease Funds, LLC	1.50%	1.51%	1.39%
Cedar Rapids Bank and Trust (2)	1.35%	1.14%	1.19%
Community State Bank - Ankeny (2)	1.21%	1.04%	1.07%
Springfield First Community Bank (2)	0.56%	0.41%	0.30%

RETURN ON AVERAGE ASSETS
Quad City Bank and Trust (1)	1.33%	1.44%	1.19%
Cedar Rapids Bank and Trust	1.60%	1.82%	1.54%
Community State Bank - Ankeny	0.50%	1.38%	1.13%
Springfield First Community Bank	1.29%	1.44%	1.12%

NET INTEREST MARGIN PERCENTAGE (3)
Quad City Bank and Trust (1)	3.68%	3.55%	3.24%
Cedar Rapids Bank and Trust (5)	3.43%	3.49%	3.41%
Community State Bank - Ankeny (4)	3.91%	4.35%	4.04%
Springfield First Community Bank (6)	3.83%	3.95%	4.06%

ACQUISITION-RELATED AMORTIZATION/ACCRETION INCLUDED IN NET
INTEREST MARGIN, NET
Cedar Rapids Bank and Trust	$49	$103	$144
Community State Bank - Ankeny	64	94	58
Springfield First Community Bank	552	775	910
QCR Holdings, Inc. (7)	(40)	(41)	(43)

(1)	Quad City Bank and Trust figures include m2 Lease Funds, LLC, as this entity is wholly-owned and consolidated with the Bank. m2 Lease Funds, LLC is also presented separately for certain (applicable) measurements.
(2)	Upon acquisition and per GAAP, acquired loans are recorded at market value, which eliminates the allowance and impacts this ratio.
(3)	Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21% tax rate.
(4)	Community State Bank's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.86% for the quarter ended March 31, 2020, 4.27% for the quarter ended December 301 2019 and 3.98% for the quarter ended March 31, 2019.
(5)	Cedar Rapids Bank and Trust's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 3.42% for the quarter ended March 31, 2020, 3.46% for the quarter ended December 31, 2019 and 3.38% for the quarter ended March 31, 2019.
(6)	Springfield First Community Bank's net interest margin percentage includes various purchase accounting adjustments. Excluding those adjustments, net interest margin would have been 4.52% for the quarter ended March 31, 2020, 3.47% for the quarter ended December 31, 2019 and 3.32% for the quarter ended March 31, 2019.
(7)	Relates to the trust preferred securities acquired as part of the Guaranty Bank acquisition in 2017 and the Community National Bank acquisition in 2013.

QCR Holdings, Inc.
Consolidated Financial Highlights

(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
GAAP TO NON-GAAP RECONCILIATIONS	2020	2019	2019	2019	2019
	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO (1)
Stockholders' equity (GAAP)	$539,139	$535,351	$519,743	$504,300	$488,407
Less: Intangible assets	88,669	89,717	93,277	93,837	94,790
Tangible common equity (non-GAAP)	$450,470	$445,634	$426,466	$410,463	$393,617

Total assets (GAAP)	$5,232,075	$4,909,050	$5,292,382	$5,194,852	$5,066,662
Less: Intangible assets	88,669	89,717	93,277	93,837	94,790
Tangible assets (non-GAAP)	$5,143,406	$4,819,333	$5,199,105	$5,101,015	$4,971,872

Tangible common equity to tangible assets ratio (non-GAAP)	8.76%	9.25%	8.20%	8.05%	7.92%

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
ADJUSTED NET INCOME (2)	2020	2019	2019	2019	2019
Net income (GAAP)	$11,228	$15,891	$15,095	$13,504	$12,918
Less nonrecurring items (post-tax) (3):
Income:
Securities gains(losses), net	-	21	$(2)	$(41)	$-
Gain on sale of assets and liabilities of subsidiary	-	8,539	-	-	-
Total nonrecurring income (non-GAAP)	$-	$8,560	$(2)	$(41)	$-

Expense:
Losses on debt extinguishment, net	$116	$228	$117	$-	$-
Goodwill impairment	500	3,000	-	-	-
Disposition costs	408	2,627	-	-	-
Tax expense on expected liquidation of RB&T BOLI	-	790	-	-	-
Post-acquisition compensation, transition and integration costs	119	1,465	698	559	106
Total nonrecurring expense (non-GAAP)	$1,144	$8,110	$815	$559	$106
Adjusted net income (non-GAAP) (2)	$12,372	$15,441	$15,912	$14,104	$13,024

PRE-PROVISION/PRE-TAX ADJUSTED INCOME (2)
Net income (GAAP)	$11,228	$15,891	$15,095	$13,504	$12,918
Less: Non-core income not tax-effected	-	12,313	(3)	(52)	-
Plus: Non-core expense not tax-effected	1,315	9,258	1,032	708	134
Provision expense	8,367	979	2,012	1,941	2,134
Federal and state income tax expense	1,884	6,560	3,573	3,073	1,414
Pre-provision/pre-tax adjusted income (non-GAAP) (2)	$22,794	$20,375	$21,714	$19,277	$16,600

ADJUSTED EARNINGS PER COMMON SHARE (2)
Adjusted net income (non-GAAP) (from above)	$12,372	$15,441	$15,912	$14,104	$13,024
Weighted average common shares outstanding	15,796,796	15,772,703	15,739,430	15,714,588	15,693,345
Weighted average common and common equivalent shares outstanding	16,011,456	16,033,043	15,976,742	15,938,377	15,922,940
Adjusted earnings per common share (non-GAAP):
Basic	$0.78	$0.98	$1.01	$0.90	$0.83
Diluted	$0.77	$0.96	$1.00	$0.88	$0.82

ADJUSTED RETURN ON AVERAGE ASSETS (2)
Adjusted net income (non-GAAP) (from above)	$12,372	$15,441	$15,912	$14,104	$13,024
Average Assets	$4,948,311	$5,147,754	$5,217,763	$5,077,900	$4,968,502
Adjusted return on average assets (annualized) (non-GAAP)	1.00%	1.20%	1.22%	1.11%	1.05%

NET INTEREST MARGIN (TEY) (6)
Net interest income (GAAP)	$37,698	$39,919	$40,719	$38,013	$36,908
Plus: Tax equivalent adjustment (5)	1,790	1,783	1,763	1,808	1,794
Net interest income - tax equivalent (Non-GAAP)	$39,488	$41,702	$42,482	$39,821	$38,702
Less: Acquisition accounting net accretion	625	931	1,268	1,076	1,069
Adjusted net interest income	$38,863	$40,771	$41,214	$38,745	$37,633
Average earning assets	$4,461,018	$4,711,310	$4,791,274	$4,698,021	$4,612,553
Net interest margin (GAAP)	3.40%	3.36%	3.37%	3.25%	3.25%
Net interest margin (TEY) (Non-GAAP)	3.56%	3.51%	3.52%	3.40%	3.40%
Adjusted net interest margin (TEY) (Non-GAAP)	3.50%	3.43%	3.41%	3.31%	3.31%

EFFICIENCY RATIO (7)
Noninterest expense (GAAP)	$31,415	$46,294	$39,945	$36,560	$32,435
Net interest income (GAAP)	$37,698	$39,919	$40,719	$38,013	$36,908
Noninterest income (GAAP)	15,196	29,805	19,906	17,065	11,993
Total income	$52,894	$69,724	$60,625	$55,078	$48,901
Efficiency ratio (noninterest expense/total income) (Non-GAAP)	59.39%	66.40%	65.89%	66.38%	66.33%

(1)	This ratio is a non-GAAP financial measure. The Company's management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders' equity and total assets, which are the most directly comparable GAAP financial measures.
(2)	Adjusted net income, Adjusted net income attributable to QCR Holdings, Inc. common stockholders, Adjusted earnings per common share and Adjusted return on average assets are non-GAAP financial measures. The Company's management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.
(3)	Nonrecurring items (post-tax) are calculated using an estimated effective tax rate of 21% with the exception of goodwill impairment which is not deductible for tax and gain on sale of subsidiary which has an estimated effective tax rate of 30.5%.
(4)	Acquisition costs were analyzed individually for deductibility.Presented amounts are tax-effected accordingly.
(5)	Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 21%.
(6)	Net interest margin (TEY) is a non-GAAP financial measure. The Company's management utilizes this measurement to take into account the tax benefit associated with certain loans and securities. It is also standard industry practice to measure net interest margin using tax-equivalent measures. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure. In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion as this can fluctuate and it's difficult to provide a more realistic run-rate for future periods.
(7)	Efficiency ratio is a non-GAAP measure. The Company's management utilizes this ratio to compare to industry peers. The ratio is used to calculate overhead as a percentage of revenue. In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interest income and noninterest income, which are the most directly comparable GAAP financial measures.